Exhibit 99.1

For Release: 10:45 a.m. EST

Augusr 3, 2010

Chevrolet-Buick-GMC-Cadillac Sales Up

25 Percent in July

•	Steady progress in rebuilding sales one year after launch of new GM

•	Calendar-year-to-date sales for GM’s four brands are up 31 percent

•	Tenth month in a row that GM’s four brands have increased retail and total sales

•	Strong Buick and Cadillac sales show balance of GM brand portfolio

DETROIT – July sales for Chevrolet, Buick, GMC and Cadillac increased by a combined 25 percent to 199,432 units. Buick and Cadillac brands each sold more than twice as many vehicles in July, compared with a year ago.

July marks the tenth straight month in which total and retail sales for GM’s brands increased year-over-year, demonstrating the continued strengthening of each brand in the marketplace as GM continues to rebuild momentum a year after its launch as a new company.

“When we say we want to design, build and sell the world’s best vehicles, we’re not talking about just one vehicle, one brand, or one month,” said Don Johnson, vice president, U.S. Sales Operations. “Our July results again reflect that each of our brands has contributed significantly to our gains.”

“The size and scope of the U.S. market demands a strong portfolio of well-targeted brands,” Johnson said. “The success of Chevrolet, Buick, GMC, and Cadillac month in and month out, indicates that the new GM’s brand strategy is sound.”

Buick sold 16,799 vehicles in July, a 137 percent increase over last year. Cadillac sales were 142 percent higher than last year as dealers reported 14,919 deliveries. These are the highest sales totals for the two brands since August 2008. Chevrolet July total sales increased 12 percent compared to last year, and GMC total sales were up 27 percent during the month.

GM’s newest vehicles including Chevrolet Camaro and Equinox, Buick LaCrosse and Regal, GMC Terrain, and Cadillac SRX, CTS Coupe and CTS Wagon continue to contribute significant sales gains. Total combined sales for these vehicles were up 77 percent in July and are up 211 percent year-to-date.

GM further strengthened its position as the industry leader in crossover sales. Total combined sales in July for the Chevrolet Equinox, HHR and Traverse, Buick Enclave, GMC Terrain and Acadia, and Cadillac SRX increased 41 percent in July and have risen 73 percent so far this year.

Combined total sales for GM’s full-size pickups, the Chevrolet Silverado and Avalanche, and the GMC Sierra were up 22 percent during the month, with year-to-date sales 14 percent higher than a year ago.

Year-To-Date Gains Reflect Balanced Contribution of Brands

Year-to-date total sales for GM’s four brands have risen 31 percent to 1,269,009 units, while retail sales for GM’s brands have risen 18 percent – outpacing the industry.

“Our four brands have sold 125,210 more vehicles this year than our former company sold with eight brands during the same period last year,” Johnson said. “This gain has been a result of solid consumer demand across our lineup of cars, trucks, and crossovers.”

Chevrolet has led the increase with total sales 28 percent higher through July, compared to 2009. Retail sales for Chevrolet have increased 12 percent for the year, propelled by the strong retail sales of the Chevrolet Malibu, Camaro, Silverado, Equinox, and Traverse, which are up a combined 33 percent for the year.

Buick remains one of the industry’s fastest growing brands, with total sales 60 percent higher than 2009 through July. In the first seven months of the year, retail sales of Buicks have increased 41 percent on the strength of LaCrosse and Enclave which are up 175 and 14 percent, respectively.

GMC total sales through July are 28 percent higher than 2009. The brand’s retail sales have increased 30 percent year-to-date on the strength of the GMC Terrain, Sierra and Acadia – up 326 percent, 13 percent and 21 percent respectively.

Total sales for Cadillac are up 46 percent for the year through July. Retail sales for the brand are 32 percent higher this year, with the all-new Cadillac SRX surging 487 percent – leading it to gain the most market share in the luxury crossover segment so far this year.

Month-end dealer inventory in the U.S. stood at about 424,000 units, which is about 15,000 lower compared to June 2010, and about 43,000 lower than July 2009.

July Key Facts and Brand Results:

•	Tenth consecutive month of total and retail sales gains for GM’s four brands.

•	Seventh consecutive month that sales for Chevrolet, Buick, GMC, and Cadillac have increased by 20 percent or more.

•	Tenth consecutive month that GM crossovers have increased by more than 30 percent.

•	Sixth month in a row of total sales improvement for GM’s full-size pickups.

•	Fifth consecutive month of double-digit retail sales increases for GM’s brands.

•	Tenth consecutive month of retail sales increases for GM passenger cars.

•	Chevrolet: Chevrolet delivered 139,916 vehicles in July, a 12 percent gain year-over-year. Year-to-date total sales are up 28 percent (read more).

•	Buick: Buick posted a 137 percent sales increase in July compared to the same month last year. Driven by customer demand for the LaCrosse and all-new Regal, retail sales rose 104 percent (read more).

•

GMC: GMC reported a 27 percent increase in total sales in the month of July, compared to the same month last year. This includes a 29 percent increase in retail sales, marking 10 consecutive months of year-over-year retail sales gains for GMC (read more)

•

Cadillac: Total sales for July were 142 percent higher than last July. Retail sales increased 123 percent on the strength of consumer demand for the SRX, which posted its best month since it was introduced in 2003 (read more).

•	Fleet sales for GM’s four brands were 50,048 for the month.

About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 205,000 people in every major region of the world and does business in some 157 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang ,Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

###

CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-667-2702

313-410-2704 cell

3

For immediate release

Chevrolet Total Sales Up 28 Percent for 2010 Calendar Year to Date

DETROIT – Chevrolet delivered a total of 139,916 vehicles in July, a 12 percent gain year over year. Due to sustained demand across the Chevrolet lineup, calendar-year-to-date sales are up 28 percent compared to 2009.

“This year’s sales growth has demonstrated the strength of the Chevrolet portfolio,” said Alan Batey, vice president, Chevrolet Sales and Service. “Chevrolet is successfully attracting new customers across all segments, delivering growth in crossovers, cars and trucks.

For the first seven months of 2010, total sales for Chevrolet crossovers are up 53 percent. Traverse leads sales gains for the month, with total sales up 49 percent in July and 31 percent for 2010 calendar year to date.

For the first seven months of 2010, total sales for Chevrolet cars are up 38 percent. Malibu led car sales gains for the month, with total sales up 33 percent in July, and 41 percent for 2010 calendar year to date.

For the first seven months of 2010, total sales for Chevrolet trucks and SUVs are up 8 percent. Silverado sales climbed 26 percent in July, driven by the demand for the redesigned Silverado HD. Total Silverado sales are up 13 percent for 2010 calendar year to date.

# # #

About Chevrolet

Chevrolet is a global automotive brand, with annual sales of about 3.5 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. In the U.S., the Chevrolet portfolio includes: iconic performance cars, such as Corvette and Camaro; dependable, long lasting pickups and SUVs, such as Silverado and Suburban; and award-winning passenger cars and crossovers, such as Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly” solutions, such as the upcoming 2011 Chevrolet Cruze Eco model that is expected to deliver up to an estimated 40 mpg highway, and 2011 Chevrolet Volt that will offer up to 40 miles of electric driving and an additional 300 miles of extended range with the onboard generator (based on GM testing). Most new Chevrolet models offer OnStar safety, security, and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response, and Stolen Vehicle Slowdown. More information regarding Chevrolet models, fuel solutions, and OnStar availability can be found at www.chevrolet.com.

Buick Retail Sales Doubled in July, Driven by LaCrosse, Regal Demand

Total Buick sales up 60 percent 2010 calendar year to date

Detroit – Buick posted a 137-percent total sales increase in July compared to the same month last year. This includes a 104-percent increase in retail sales, driven by customer demand for the LaCrosse and the all-new Regal.

Following the introductions of the LaCrosse last summer and Regal this summer, Buick retail sales have climbed 41 percent for 2010 calendar year to date, with July the best retail sales month of the year.

“The LaCrosse and Regal continue to contribute heavily to our sales momentum,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service, “Both represent the modern, world-class cars coming from Buick. The Enclave crossover, introduced in 2007, also continues to add to our division’s strong retail sales gains.”

LaCrosse total sales increased four-fold in July, and retail sales almost tripled, compared to July 2009. Calendar year to date, LaCrosse total sales are up 228 percent compared to 2009.

The redesigned LaCrosse has garnered several awards since its introduction last summer, including being named MotorWeek’s Drivers’ Choice Award for “Best Luxury Sedan,” and a 2010 Top Safety Pick by the Institute for Highway Safety. To help meet keep consumer demand for LaCrosse, a third shift was added to the Fairfax Assembly facility in Kansas City, Kan.

The all-new 2011 Regal began arriving in dealerships in late May. Consumer demand for Regal has been encouraging, and the Regal is expected to be one of the brand’s highest-volume sellers as it reaches dealerships in higher numbers.

Regal is based on the award-winning Opel Insignia – the 2009 “European Car of the Year.” U.S. models start at $26,995, including a $750 destination charge, equipped with a 2.4L Ecotec direct-injected engine that delivers an estimated 182 horsepower and 30 miles per gallon on the highway. A 2.0L turbo engine will be available late this year, and Buick will introduce a performance Regal GS as well.

To help introduce customers to all-new Regal, Buick is inviting consumers to experience the Regal through an interactive online experience named Moment of Truth. The site includes what anyone and everyone has to say about the Regal, including consumer opinions, automotive reviews and testimonials.

About Buick

Buick is a modern brand with premium, high-quality vehicles characterized by sculpted designs, luxurious interiors with personal technologies, and responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning vehicles, including the Enclave crossover, LaCrosse sedan and Regal sport sedan. A new compact sedan and small crossover will join the portfolio in the next few years. Buick’s sales continue to increase in North America, and it remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com on Twitter @buick or at www.facebook.com/buick.

# # #

For immediate release

CADILLAC SALES SURGE 142 PERCENT IN JULY

SRX up almost eightfold, and CTS sales double in July

DETROIT – Cadillac continued its strong sales momentum in July with total U.S. sales of 14,919, more than double the total for the same month last year as SRX posted its best month ever and CTS had its best results of the year. It was the best month for the brand since August 2008.

SRX total sales rose almost eightfold, increasing 783 percent in July and marking the best sales month ever for the SRX since its original introduction in 2003. Redesigned for the 2010 model year, the SRX luxury crossover has posted triple-digit percentage sales increases for 11 straight months. In the past year, SRX has posted the largest gain in its segment for both sales and projected resale value. About half of all SRX sales are coming from competitor trade-ins.

CTS posted July sales of 5,516, a 132-percent increase from the same month last year and the best sales month since August 2008. Cadillac began shipping the all-new 2011 CTS Coupe in July to join the CTS Sport Sedan and CTS Sport Wagon. Escalade also had a strong month with sales up 22 percent to 2,209.

“As luxury buyers return to the market, they’re responding positively to the Cadillac line-up,” said Kurt McNeil, vice president of Cadillac sales and service. “SRX continues to attract new customers to the Cadillac brand in the crossover segment. The CTS Coupe adds another boost to the line-up with design and performance that stands out in the luxury sports car segment.”

The CTS Coupe is a highly anticipated addition to the award-winning CTS line. Automobile Magazine called the CTS Coupe “simply gorgeous.” Road & Track wrote that it was “one of the most dramatically styled cars on the road.” The Wall Street Journal described the CTS Coupe as “wicked, cool, extralegal…the car Frank Gehry and ‘Batman’ animator Bruce Timm would design if their lives depended on it.”

# # #

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

GMC Retail Sales Climb for Tenth Consecutive Month

July is Best Retail Sales Month of the Year

Detroit – GMC reported a 29 percent increase in retail sales in the month of July compared to the same month last year, marking 10 consecutive months of year-over-year retail sales gains for GMC. July was the best retail sales month of the year.

The GMC Sierra and new Sierra HD drove sales increases for the month, with combined retail sales up 13 percent.

New 2011 Sierra HDs began arriving at GMC dealers in late May. When equipped with the Duramax 6.6L turbo diesel V-8 and Allison 1000 six-speed transmission, the redesigned Sierra HD is capable of towing up to 21,700 pounds, and hauling up to 6,635 pounds of payload, making it the most capable and powerful heavy-duty pickup in the segment. In addition, 2011 is the first time the Denali line has been available on both 2500 and 3500 series Sierra HD configurations.

“The response to the new Sierra HD has been overwhelmingly positive,” said Brian Sweeney, U.S. vice president for Buick GMC sales and service. “Clearly, customers appreciate the professional-grade capability and premium features offered in the new Sierra HD line-up.”

Strong consumer demand also drove sales gains for Acadia and Terrain crossovers in July.

Acadia retail sales climbed 17 percent for the month, and total Acadia sales are up 26 percent calendar year to date. Acadia was recently ranked the top large crossover SUV in the 14th annual AutoPacific Vehicle Satisfaction Awards. The results, a measure of overall owner satisfaction, were determined by more than 42,000 survey responses from owners of new cars and light trucks in the United States in the first quarter of 2010.

Terrain retail sales climbed 326 percent for the month, and total Terrain sales are up 293 percent calendar year to date over the vehicle it replaced. Since Terrain sales began in late 2009, GMC has announced three production increases to keep up with customer demand. Terrain continues to sell at a brisk pace, averaging 14 average days on dealer lots compared with 50 for the industry average.

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL and full line of Sierra pickups. Today GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at facebook.com/gmc.

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Contact :

Dayna Hart

313-300-9660

Dayna.hart@gm.com

GM U.S. Deliveries for July 2010 - Divisional Brand Level

*S/D Curr: 27	July				(Calendar Year-to-Date) January - July
*S/D Prev: 26	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Vehicle Total	199,692	189,443	5.4	1.5	1,280,213	1,143,799	11.9
Brand Total	199,432	160,078	24.6	20.0	1,269,009	971,287	30.7
Other Brand Total	260	29,365	-99.1	-99.1	11,204	172,512	-93.5

GM Vehicle Deliveries by Marketing Division
	2010	2009	%Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Buick Total	16,799	7,099	136.6	127.9	86,831	54,322	59.8
Cadillac Total	14,919	6,171	141.8	132.8	79,704	54,754	45.6
Chevrolet Total **	139,916	124,948	12.0	7.8	922,359	721,880	27.8
GMC Total **	27,798	21,860	27.2	22.5	180,115	140,331	28.4
Brand Total	199,432	160,078	24.6	20.0	1,269,009	971,287	30.7
HUMMER Total	210	799	-73.7	-74.7	3,139	6,990	-55.1
Pontiac Total	20	22,024	***.*	***.*	947	110,818	-99.1
Saab Total	0	574	***.*	***.*	608	5,960	-89.8
Saturn Total	30	5,968	-99.5	-99.5	6,510	48,744	-86.6
Other Brand Total	260	29,365	-99.1	-99.1	11,204	172,512	-93.5
GM Vehicle Total	199,692	189,443	5.4	1.5	1,280,213	1,143,799	11.9

*	Twenty-seven selling days for the July period this year and twenty-six for last year.
**	Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for July 2010 by Model

	July				(Calendar Year-to-Date) January - July
	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Selling Days (S/D)	27	26
Enclave	5,039	3,797	32.7	27.8	31,286	24,673	26.8
LaCrosse	7,047	1,468	380.0	362.3	37,456	11,410	228.3
Lucerne	3,010	1,834	64.1	58.0	15,915	18,193	-12.5
Rainier	0	0	***.*	***.*	0	4	***.*
Regal	1,703	0	***.*	***.*	2,174	0	***.*
Rendezvous	0	0	***.*	***.*	0	9	***.*
Terraza	0	0	***.*	***.*	0	33	***.*
Buick Total	16,799	7,099	136.6	127.9	86,831	54,322	59.8
CTS	5,516	2,383	131.5	122.9	24,601	22,942	7.2
DTS	1,207	901	34.0	29.0	10,221	9,011	13.4
Escalade	1,252	1,068	17.2	12.9	8,766	8,617	1.7
Escalade ESV	762	569	33.9	29.0	4,150	3,449	20.3
Escalade EXT	195	175	11.4	7.3	1,008	1,431	-29.6
SRX	5,723	648	783.2	750.5	28,378	4,503	530.2
STS	259	358	-27.7	-30.3	2,404	4,272	-43.7
XLR	5	69	-92.8	-93.0	176	529	-66.7
Cadillac Total	14,919	6,171	141.8	132.8	79,704	54,754	45.6
Avalanche	2,026	1,721	17.7	13.4	11,453	8,851	29.4
Aveo	4,238	4,961	-14.6	-17.7	24,715	16,847	46.7
Camaro	7,486	7,113	5.2	1.3	53,864	22,510	139.3
Chevy C/T Series	0	0	***.*	***.*	8	31	-74.2
Chevy W Series	17	71	-76.1	-76.9	209	454	-54.0
Cobalt	7,339	9,435	-22.2	-25.1	84,733	61,111	38.7
Colorado	2,195	3,911	-43.9	-46.0	13,856	20,819	-33.4
Corvette	1,199	966	24.1	19.5	7,554	8,464	-10.8
Equinox	9,869	10,834	-8.9	-12.3	76,859	35,985	113.6
Express	5,524	4,722	17.0	12.7	33,783	31,326	7.8
HHR	9,696	8,409	15.3	11.0	47,772	39,133	22.1
Impala	14,565	14,649	-0.6	-4.3	104,056	93,336	11.5
Kodiak 4/5 Series	37	322	-88.5	-88.9	1,082	2,503	-56.8
Kodiak 6/7/8 Series	4	38	-89.5	-89.9	196	757	-74.1
Malibu	20,458	15,339	33.4	28.4	128,775	91,168	41.3
Monte Carlo	0	0	***.*	***.*	0	6	***.*
Silverado-C/K Pickup	34,664	27,617	25.5	20.9	201,446	177,566	13.4
Suburban (Chevy)	3,708	3,281	13.0	8.8	25,865	18,002	43.7
Tahoe	6,912	4,178	65.4	59.3	43,602	36,393	19.8
TrailBlazer	2	580	-99.7	-99.7	207	7,722	-97.3
Traverse	9,977	6,690	49.1	43.6	62,248	47,369	31.4
Uplander	0	111	***.*	***.*	76	1,527	-95.0
Chevrolet Total	139,916	124,948	12.0	7.8	922,359	721,880	27.8
Acadia	5,574	4,974	12.1	7.9	40,898	32,334	26.5
Canyon	639	1,146	-44.2	-46.3	4,206	6,343	-33.7
Envoy	1	410	-99.8	-99.8	73	4,055	-98.2
GMC C/T Series	0	66	***.*	***.*	52	308	-83.1
GMC W Series	21	360	-94.2	-94.4	293	1,138	-74.3
Savana	1,748	749	133.4	124.7	8,387	8,263	1.5
Sierra	11,910	10,465	13.8	9.6	67,518	60,532	11.5
Terrain	3,788	0	***.*	***.*	30,903	3	***.*
Topkick 4/5 Series	7	286	-97.6	-97.6	823	1,685	-51.2
Topkick 6/7/8 Series	4	144	-97.2	-97.3	347	1,249	-72.2
Yukon	2,416	1,636	47.7	42.2	14,177	15,989	-11.3
Yukon XL	1,690	1,624	4.1	0.2	12,438	8,432	47.5
GMC Total	27,798	21,860	27.2	22.5	180,115	140,331	28.4
Brand Total	199,432	160,078	24.6	20.0	1,269,009	971,287	30.7
HUMMER Total	210	799	-73.7	-74.7	3,139	6,990	-55.1
Pontiac Total	20	22,024	***.*	***.*	947	110,818	-99.1
Saab Total	0	574	***.*	***.*	608	5,960	-89.8
Saturn Total	30	5,968	-99.5	-99.5	6,510	48,744	-86.6
Other Brand Total	260	29,365	-99.1	-99.1	11,204	172,512	-93.5
GM Total	199,692	189,443	5.4	1.5	1,280,213	1,143,799	11.9

Sales Reporting and Data Management	Page 2 of 2